Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net
Executive Vice President – Chief Financial Officer
216-621-6060

Jeff Linton
Vice President – Corporate Communication
216-621-6060
FOR IMMEDIATE RELEASE
Forest City Reports Fiscal 2010 First-Quarter Results
CLEVELAND, Ohio – June 8, 2010 – Forest City Enterprises, Inc. (NYSE: FCEA and FCEB), today announced EBDT, net loss and revenues for the three months ended April 30, 2010.
EBDT
First-quarter EBDT (earnings before depreciation, amortization and deferred taxes) was $70.5 million, an increase of $28.9 million compared with 2009 first-quarter EBDT of $41.6 million. On a fully diluted, per share basis, first-quarter 2010 EBDT was $0.37, a 5.1 percent decrease compared with 2009 first quarter EBDT of $0.39. Per-share data for the first quarter reflects the dilutive effect of new Class A common shares issued by the Company during the second quarter of 2009, and the “if-converted” effect of convertible debt issued during the third quarter of 2009 and convertible preferred stock issued during the first quarter of 2010.
For an explanation of EBDT variances, see the section titled “Review of Results” in this news release. EBDT and EBDT per share are non-Generally Accepted Accounting Principle (GAAP) measures. A reconciliation of net earnings (the most directly comparable GAAP measure to EBDT) to EBDT is provided in the Financial Highlights table in this news release.
Net Loss
The first-quarter net loss attributable to Forest City Enterprises, Inc. was $15.6 million, or $0.10 per share, compared with a net loss of $30.7 million, or $0.30 per share, in the first quarter of 2009.

Revenues
First-quarter 2010 consolidated revenues were $281.7 million compared with $311.5 million last year. The year-over-year revenue variance was impacted primarily by joint ventures entered into during the first quarter and by lower sales of commercial outlots.
Liquidity
At April 30, 2010, the Company had $239.2 million ($194.0 million at full consolidation) in cash on its balance sheet, and $373.5 million of available capacity on its newly amended revolving line of credit.
Review of Results
For the first quarter, the company’s combined Commercial and Residential Segments provided a pre-tax EBDT increase of $9.2 million compared with the same period in 2009. The increase was primarily the result of decreased write-offs of abandoned development projects of $14.4 million, EBDT from new properties of $3.6 million, and an increase in the fair market value of derivatives between the comparable periods of $2.4 million. These increases in the portfolio were partially offset by reduced EBDT from properties sold of $6.2 million, decreased Commercial outlot sales of $2.0 million, and lower EBDT from military housing of $1.3 million.
EBDT from the Company’s Land Segment decreased $2.4 million, compared with the first quarter of 2009, primarily due to lower margins on land sales.
Pre-tax EBDT from corporate activities in the first quarter increased $16.2 million compared with the same period in 2009, reflecting decreased company-wide severance and outplacement costs of $7.5 million, gain on early extinguishment of debt of $6.3 million related to retirement of a portion of outstanding Senior Notes through exchange transactions, and decreased interest expense of $4.7 million. Finally, results from the Nets segment increased $6.5 million, compared with the prior year’s first quarter, primarily due to reduced amortization of intangible assets related to the purchase of the team.
NOI, Occupancies and Rent
Overall comparable property net operating income (NOI) increased 0.6 percent during the first quarter compared with the same period a year ago. The office and residential portfolios were up 0.8 percent and 2.8 percent, respectively, while the retail portfolio was down 1.5 percent.
Comparable property NOI, defined as NOI from properties operated in the three months ended April 30, 2010 and 2009, is a non-GAAP financial measure, and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release is a schedule that presents comparable property NOI on the full-consolidation method.
At April 30, 2010, comparable retail occupancies were 89.7 percent, compared with 89.2 percent at April 30, 2009, and regional mall sales averaged $382 per square foot on a rolling 12-month basis.

Comparable office occupancies increased to 89.8 percent, compared with 89.6 percent last year. In the residential portfolio, comparable average occupancies for the three months ended April 30, 2010, were 93.7 percent, compared with 91.2 percent last year. Comparable residential net rental income (defined as gross rent less vacancies and concessions) increased to 90.0 percent, compared with 87.6 percent in the same period in 2009.
Commentary
“Our results for the first quarter reflect what we believe is a bottoming out of real estate fundamentals and the beginnings of improvement for certain markets and product types,” said Charles A. Ratner, Forest City president and chief executive officer. “Overall comparable property NOI was up for the quarter, and all portfolio segments achieved increased occupancies. We’re especially pleased with results from our Residential Segment, which posted healthy gains in comparable property NOI, occupancy and net rental income.”
“Although retail still faces challenges, the rate of decline in our retail comparable property NOI has slowed, and we are beginning to see improved fundamentals. Sales at our regional malls are up 1.5 percent for the four months January through April, compared with the same period in 2009. Our office portfolio continues to perform well, although, as anticipated, the rate of increase in comparable property NOI has moderated compared with rates for the prior year.
“While write-offs of abandoned development projects are a normal and expected cost of doing business in real estate development, it is worth noting that we had none in the first quarter. This is due in part to our efforts to curtail development activity in response to market and economic conditions.
“A highlight of the first quarter occurred in early March with retirement of $178.7 million of Senior Notes due 2011, 2015 and 2017 in exchange for $170.0 million of new 7.0 percent convertible preferred stock, through privately negotiated agreements with certain note holders. This transaction further improved our balance sheet and near-term recourse debt exposure. Our Chief Financial Officer, Bob O’Brien, and his team, as well as our outside advisors, deserve credit for yet another creative and efficient capital markets transaction.
“Another major highlight for the Company occurred early in the second quarter when we achieved vacant possession of the land at our Atlantic Yards project in Brooklyn on May 7. This was the culmination of a six-year journey for Forest City. It allowed us not only to continue to move forward on the overall project, including ongoing construction of the Barclays Center arena, but also to complete the transaction, on May 12, with Mikhail Prokhorov for his investment in the Nets and the arena. With Mr. Prokhorov’s $200 million investment completed, he now owns 80 percent of the Nets and 45 percent of the arena project. Once again, our New York team, led by Bruce Ratner and Joanne Minieri, deserves credit for their hard work, creativity and perseverance in achieving these important milestones.

“Finally, we opened two great new projects – the Village at Gulfstream Park retail center in Florida, and the first-phase office and retail component of our Waterfront Station mixed-use project in Washington, D.C. Both have been well-received in their respective markets, are well-leased to high-quality tenants and are expected to be accretive to our results in 2010.”
Financing Activity
Since January 31, 2010, the Company has addressed, through closed loans and committed financings, $246.4 million at full consolidation ($356.9 million at its pro-rata share) of the $778.6 million ($869.9 million at pro-rata) of net maturities (inclusive of notes payable) coming due in fiscal year 2010. Additionally, the Company addressed $746.6 million ($585.7 million at pro-rata) of loans maturing in future years, including borrowings that were outstanding at January 31, 2010, on the Company’s Senior Notes.
As of April 30, 2010, the Company’s weighted-average cost of nonrecourse debt decreased to 5.10 percent from 5.20 percent at April 30, 2009, primarily due to a decrease in variable-rate mortgage debt. Fixed-rate mortgage debt, which represented 70 percent of the Company’s total nonrecourse mortgage debt, and is inclusive of interest rate swaps, was unchanged at 6.06 percent at April 30, 2009 and at April 30, 2010. Variable-rate mortgage debt decreased from 3.13 percent at April 30, 2009, to 2.87 percent at April 30, 2010.
Openings and Projects Under Construction
During the first quarter, Forest City opened two projects, adding $249.3 million of cost at the Company’s pro-rata share ($326.7 million at full consolidation). On February 11, the Company celebrated the grand opening of the Village at Gulfstream Park, a 511,000-square-foot mixed-use retail center in Hallandale Beach, Florida. Retail space at the center is currently 84 percent leased. Approximately half of those tenants opened in February, with additional tenant move-ins since that time and the balance of signed tenants expected to open by late August. To date, home goods, and restaurant/entertainment tenants, which include Pottery Barn, Crate and Barrel, Brio Tuscan Grille and Texas de Brazil, among others, have reported strong sales, at or above forecasts. The project also includes Class A office space and the opportunity for future residential development.
Also during the quarter, work was completed and tenant move-ins took place for the first two office buildings at the Waterfront Station mixed-use project in Washington, D.C. The office space is fully leased to departments of the District of Columbia government. Together with the associated ground-level retail space, the 631,000-square-foot first-phase project is currently 94 percent leased.
Forest City finished the quarter with five projects under construction at a total project cost of $1.9 billion at the Company’s pro-rata share ($2.7 billion at full consolidation). Of those projects, two are expected to open later in 2010. The first is East River Plaza, a 527,000-square-foot retail center in Manhattan. Costco, the international wholesale club, opened at the center in November 2009, and two other tenants, Best Buy and GameStop, have opened since the beginning of the year. Additional tenants, including Target, Marshall’s, PetSmart and Old Navy are expected to open by late summer. The center is currently 93 percent leased. Within the past week, the construction loan for the property was converted to permanent mortgage financing at an all-in rate of less than 4.5 percent. A true public-private partnership, East River Plaza has also benefited from financing provided by the State of New York, New York City and the Upper Manhattan Empowerment Zone.
The second 2010 opening will be the 161-unit Presidio Landmark, an adaptive-reuse apartment project at the foot of the Golden Gate Bridge within the Presidio National Park in San Francisco. This unique project centers around the redevelopment of a historically significant former hospital building into luxury rental units built to a high standard of sustainability. Initial leasing will begin this summer, with first move-ins anticipated by late summer.
Construction continues at two projects expected to open in 2011. The first is Westchester’s Ridge Hill, the mixed-use, retail center in Yonkers, New York. Leasing efforts for Ridge Hill are gaining momentum and the center was the focus of significant interest from prospective tenants at the recent International Council of Shopping Centers annual convention in Las Vegas. Construction also continues at Beekman, the Company’s residential apartment high-rise in lower Manhattan. The Company expects lease-up of initial units to begin in the first quarter of 2011.
Finally, construction activity continues for the Barclays Center arena project at Atlantic Yards. All projected debt and equity needed to complete the construction has been fully funded and the Company expects the arena to open in 2012.
Outlook
“While we remain cautious in our outlook, there is evidence of growing momentum and a sense of optimism in the real estate marketplace, and we share that optimism,” Ratner said. “We believe a floor has been established in many real estate fundamentals and that the beginning of a turnaround in certain markets and product types is underway.
“Our portfolio continues to perform well, including contribution from newer properties. We are bringing high-quality new projects online from our development pipeline, and we have achieved major milestones on projects under construction, including vacant possession at Atlantic Yards and our new partnership with Mikhail Prokhorov. Our focus on efficiency in our operations and on liquidity in finances has been effective in navigating difficult conditions, and we will maintain those disciplines as conditions improve.
“Certainly, our business and our industry still face challenges, and the macro-economic environment remains unpredictable. However, we now see mounting evidence – not simply hope – that conditions in the industry and in the U.S. economy are improving. That evidence gives us a new optimism in our outlook for the country and for our business.”

Corporate Description
Forest City Enterprises, Inc. is an $11.5 billion NYSE-listed national real estate company. The Company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.
Supplemental Package
Please refer to the Investor Relations section of the Company’s website at www.forestcity.net for a Supplemental Package, which the Company will also furnish to the Securities and Exchange Commission (“SEC”) on Form 8-K. This Supplemental Package includes operating and financial information for the three months ended April 30, 2010, with reconciliations of non-GAAP financial measures, such as EBDT, comparable NOI and pro-rata financial statements, to their most directly comparable GAAP financial measures.
EBDT
The Company uses an additional measure, along with net earnings, to report its operating results. This non-GAAP measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”), is not a measure of operating results or cash flows from operations as defined by GAAP and may not be directly comparable to similarly titled measures reported by other companies.
The Company believes that EBDT provides additional information about its core operations and, along with net earnings, is necessary to understand its operating results. EBDT is used by the chief operating decision maker and management in assessing operating performance and to consider capital requirements and allocation of resources by segment and on a consolidated basis. The Company believes EBDT is important to investors because it provides another method for the investor to measure its long-term operating performance, as net earnings can vary from year to year due to property dispositions, acquisitions and other factors that have a short-term impact.
EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges for real estate depreciation, amortization, amortization of mortgage procurement costs and deferred income taxes; iv) preferred payment classified as noncontrolling interest expense on the Company’s Consolidated Statements of Operations; v) impairment of real estate (net of tax); vi) extraordinary items (net of tax); and vii) cumulative or retrospective effect of change in accounting principle (net of tax). Unlike the real estate segments, EBDT for the Nets segment equals net earnings.
EBDT is reconciled to net earnings (loss), the most comparable financial measure calculated in accordance with GAAP, in the table titled Financial Highlights below and in the Company’s Supplemental Package, which the Company will also furnish to the SEC on Form 8-K. The adjustment to recognize rental revenues and rental expenses on the straight-line method is excluded because it is management’s opinion that rental revenues and expenses should be recognized when due from the tenants or due to the landlord. The Company excludes depreciation and amortization expense related to real estate operations from EBDT because it believes the values of its properties, in general, have appreciated over time in excess of their original cost. Deferred taxes from real estate operations, which are the result of timing differences of certain net expense items deducted in a future year for federal income tax purposes, are excluded until the year in which they are reflected in the Company’s current tax provision. The impairment of real estate is excluded from EBDT because it varies from year to year based on factors unrelated to the Company’s overall financial performance and is related to the ultimate gain on dispositions of operating properties. The Company’s EBDT may not be directly comparable to similarly titled measures reported by other companies.
Pro-Rata Consolidation Method
This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The Company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the Company operates its business. In line with industry practice, the Company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the Company presents its investments proportionate to its economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100 percent if deemed to be under its control or if the Company is deemed to be the primary beneficiary of the variable interest entities (“VIE”), even if its ownership is not 100 percent. The Company provides reconciliations from the full consolidation method to the pro-rata consolidation method in the exhibits below and throughout its Supplemental Package, which the Company will also furnish to the SEC on Form 8-K.
Safe Harbor Language
Statements made in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The Company’s actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current lending and capital market conditions on its liquidity, ability to finance or refinance projects and repay its debt, the impact of the current economic environment on its ownership, development and management of its real estate portfolio, general real estate investment and development risks, vacancies in our properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks associated with an investment in a professional sports team, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, volatility in the market price of its publicly traded securities, litigation risks, as well as other risks listed from time to time in the Company’s SEC filings, including but not limited to, the Company’s annual and quarterly reports.

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Three Months Ended April 30, 2010 and 2009
(dollars in thousands, except per share data)

	Three Months Ended
	April 30,		Increase (Decrease)
	2010	2009	Amount	Percent

Operating Results:
Earnings (loss) from continuing operations	$(21,364)	$(31,719)	$10,355
Discontinued operations, net of tax	-	2,973	(2,973)

Net earnings (loss)	(21,364)	(28,746)	7,382

Net loss (earnings) attributable to noncontrolling interest	5,802	(1,933)	7,735

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(15,562)	$(30,679)	$15,117

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2)	$70,467	$41,604	$28,863	69.4%

Reconciliation of Net Loss to Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2):

Net loss attributable to Forest City Enterprises, Inc.	$(15,562)	$(30,679)	$15,117

Depreciation and amortization - Real Estate Groups (7)	69,954	72,128	(2,174)

Amortization of mortgage procurement costs - Real Estate Groups (7)	3,062	4,022	(960)

Deferred income tax expense - Real Estate Groups (8)	(10,243)	(11,598)	1,355

Current income tax expense on non-operating earnings: (8)
Net gain on disposition of partial interests in rental properties	14,492	-	14,492
Gain on disposition included in discontinued operations	-	3,785	(3,785)
Gain on disposition of unconsolidated entities	(768)	-	(768)

Straight-line rent adjustment (4)	(3,038)	(2,775)	(263)

Preference payment (6)	585	585	-

Impairment of consolidated real estate	-	1,124	(1,124)

Impairment of unconsolidated real estate	12,899	9,560	3,339

Net gain on disposition of partial interests in rental properties	(866)	-	(866)

Gain on disposition of unconsolidated entities	(48)	-	(48)

Discontinued operations: (1)
Gain on disposition of rental properties	-	(4,548)	4,548

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2)	$70,467	$41,604	$28,863	69.4%

Diluted Earnings per Common Share:

Earnings (loss) from continuing operations	$(0.14)	$(0.31)	$0.17
Discontinued operations, net of tax	-	0.03	(0.03)

Net earnings (loss)	(0.14)	(0.28)	0.14

Net earnings attributable to noncontrolling interest	0.04	(0.02)	0.06

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(0.10)	$(0.30)	$0.20

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2) (3) (5)	$0.37	$0.39	$(0.02)	(5.1%	)

Operating earnings (loss), net of tax (a non-GAAP financial measure)	$(0.09)	$(0.24)	$0.15

Impairment of consolidated and unconsolidated real estate, net of tax	(0.05)	(0.07)	0.02

Gain on disposition of rental properties, net of tax	-	0.03	(0.03)

Net earnings attributable to noncontrolling interest	0.04	(0.02)	0.06

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(0.10)	$(0.30)	$0.20

Basic weighted average shares outstanding (5)	155,352,050	102,911,485	52,440,565

Diluted weighted average shares outstanding (5)	196,290,633	106,573,729	89,716,904

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Three Months Ended April 30, 2010 and 2009
(dollars in thousands)

	Three Months Ended
	April 30,		Increase (Decrease)
	2010	2009	Amount	Percent

Operating Earnings (a non-GAAP financial measure) and Reconciliation to Net Earnings:
Revenues from real estate operations
Commercial Group	$221,972	$235,627	$(13,655)
Residential Group	52,889	73,444	(20,555)
Land Development Group	6,858	2,470	4,388
The Nets	-	-	-
Corporate Activities	-	-	-

Total Revenues	281,719	311,541	(29,822)	(9.6%	)

Operating expenses	(160,980)	(194,823)	33,843
Interest expense	(82,974)	(91,035)	8,061
Gain (loss) on early extinguishment of debt	6,297	-	6,297
Amortization of mortgage procurement costs (7)	(2,667)	(3,652)	985
Depreciation and amortization (7)	(61,945)	(65,934)	3,989
Interest and other income	6,817	6,808	9
Equity in earnings (loss), including impairment, of unconsolidated entities	(17,124)	(15,866)	(1,258)
Impairment of unconsolidated real estate	12,899	9,560	3,339
Gain on disposition of unconsolidated entities	(48)	-	(48)
Revenues and interest income from discontinued operations (1)	-	2,301	(2,301)
Expenses from discontinued operations (1)	-	(1,994)	1,994

Operating loss (a non-GAAP financial measure)	(18,006)	(43,094)	25,088

Income tax expense (8)	8,627	22,366	(13,739)
Income tax expense from discontinued operations (1) (8)	-	(1,882)	1,882
Income tax expense on non-operating earnings items (see below)	(4,296)	(2,379)	(1,917)

Operating earnings (loss), net of tax (a non-GAAP financial measure)	(13,675)	(24,989)	11,314

Impairment of consolidated real estate	-	(1,124)	1,124

Impairment of unconsolidated real estate	(12,899)	(9,560)	(3,339)

Gain on disposition of unconsolidated entities	48	-	48

Gain on disposition of rental properties	866	-	866

Gain on disposition of rental properties included in discontinued operations (1)	-	4,548	(4,548)

Income tax benefit (expense) on non-operating earnings: (8)
Impairment of consolidated real estate	-	436	(436)
Impairment of unconsolidated real estate	5,003	3,707	1,296
Gain on disposition of rental properties	(688)	-	(688)
Gain on disposition of unconsolidated entities	(19)	-	(19)
Gain on disposition of rental properties included in discontinued operations	-	(1,764)	1,764

Income tax expense on non-operating earnings (see above)	4,296	2,379	1,917

Net earnings (loss)	(21,364)	(28,746)	7,382

Net loss (earnings) attributable to noncontrolling interest	5,802	(1,933)	7,735

Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(15,562)	$(30,679)	$15,117

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Three Months Ended April 30, 2010 and 2009
(in thousands)
1) All earnings of properties which have been sold or are held for sale are reported as discontinued operations assuming no significant continuing involvement.
2) The Company uses an additional measure, along with net earnings, to report its operating results. This measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”), is not a measure of operating results as defined by generally accepted accounting principles and may not be directly comparable to similarly-titled measures reported by other companies. The Company believes that EBDT provides additional information about its operations, and along with net earnings, is necessary to understand its operating results. EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of operating properties, divisions and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges for real estate depreciation, amortization (including amortization of mortgage procurement costs) and deferred income taxes; iv) preferred payment classified as noncontrolling interest expense on the Company’s Consolidated Statement of Earnings; v) impairment of real estate (net of tax); vi) extraordinary items (net of tax); and vii) cumulative or retrospective effect of change in accounting principle (net of tax). See our discussion of EBDT in the news release.
3) For the three months ended April 30, 2010, the calculation of EBDT per share under the if-converted method requires an adjustment for interest of $2,640, related to the 3.625% Puttable Senior Notes and the 5% Convertible Senior Notes. Therefore EBDT for purposes of calculating per share data is $73,107 for the three months ended April 30, 2010.
4) The Company recognizes minimum rents on a straight-line basis over the term of the related lease pursuant to accounting for leases. The straight-line rent adjustment is recorded as an increase or decrease to revenue or operating expense from Forest City Rental Properties Corporation, a wholly-owned subsidiary of Forest City Enterprises, Inc., with the applicable offset to either accounts receivable or accounts payable, as appropriate.
5) For the three months ended April 30, 2010, the effect of 40,938,583 shares of dilutive securities were not included in the computation of diluted earnings per share because their effect is anti-dilutive to the loss from continuing operations. (Since these shares are dilutive for the computation of EBDT per share for the three months ended April 30, 2010, diluted weighted average shares outstanding 196,290,633 were used to arrive at $0.37/share.)
     For the three months ended April 30, 2009, the effect of 3,662,244 shares of dilutive securities were not included in the computation of diluted earnings per share because their effect is anti-dilutive to the loss from continuing operations. (Since these shares are dilutive for the computation of EBDT per share for the three months ended April 30, 2009, diluted weighted average shares outstanding 106,573,729 were used to arrive at $0.39/share.)
6) The preference payment represents the respective period’s share of the annual preferred payment in connection with the issuance of Class A Common Units in exchange for Bruce C. Ratner’s noncontrolling interest in the Forest City Ratner Companies portfolio.
7) The following table provides detail of depreciation and amortization and amortization of mortgage procurement costs.

	Depreciation and Amortization
	Three Months Ended April 30,
	2010	2009

Full Consolidation	$61,945	$65,934
Non-Real Estate	(1,568)	(3,452)

Real Estate Groups Full Consolidation	60,377	62,482
Real Estate Groups related to noncontrolling interest	(1,791)	(1,407)
Real Estate Groups Unconsolidated	11,368	10,422
Real Estate Groups Discontinued Operations	-	631

Real Estate Groups Pro-Rata Consolidation	$69,954	$72,128

	Amortization of Mortgage Procurement Costs
	Three Months Ended April 30,
	2010	2009

Full Consolidation	$2,667	$3,652
Non-Real Estate	-	-

Real Estate Groups Full Consolidation	2,667	3,652
Real Estate Groups related to noncontrolling interest	(89)	(160)
Real Estate Groups Unconsolidated	484	506
Real Estate Groups Discontinued Operations	-	24

Real Estate Groups Pro-Rata Consolidation	$3,062	$4,022

Forest City Enterprises, Inc. and Subsidiaries
Financial Highlights
Three Months Ended April 30, 2010 and 2009
(in thousands)

	Three Months Ended April 30,
	2010	2009
	(in thousands)
8) The following table provides detail of Income Tax Expense (Benefit):
(A) Operating earnings
Current	$(6,975)	$(7,383)
Deferred	2,644	(10,840)

	(4,331)	(18,223)

(B) Impairment of consolidated and unconsolidated real estate
Deferred - Consolidated real estate	-	(436)
Deferred - Unconsolidated real estate	(5,003)	(3,707)

	(5,003)	(4,143)

(C) Net gain on disposition of partial interests in rental properties
Current	14,492	-
Deferred	(13,804)	-

	688	-

(D) Gain on disposition of unconsolidated entities
Current	(768)	-
Deferred	787	-

	19	-

Subtotal (A) (B) (C) (D)
Current	6,749	(7,383)
Deferred	(15,376)	(14,983)

Income tax expense	(8,627)	(22,366)

(E) Discontinued operations
Operating earnings
Current	-	44
Deferred	-	74

	-	118

Gain on disposition of rental properties
Current	-	3,785
Deferred	-	(2,021)

	-	1,764

	-	1,882

Grand Total (A) (B) (C) (D) (E)
Current	6,749	(3,554)
Deferred	(15,376)	(16,930)

	$(8,627)	$(20,484)

Recap of Grand Total:
Real Estate Groups
Current	8,519	81
Deferred	(10,243)	(11,598)

	(1,724)	(11,517)

Non-Real Estate Groups
Current	(1,770)	(3,635)
Deferred	(5,133)	(5,332)

	(6,903)	(8,967)

Grand Total	$(8,627)	$(20,484)

Reconciliation of Net Operating Income (non-GAAP) to Net Loss (GAAP) (in thousands):

	Three Months Ended April 30, 2010					Three Months Ended April 30, 2009

			Plus Unconsol-					Plus Unconsol-
		Less	idated Invest-	Plus			Less	idated Invest-	Plus
	Full Consol-	Noncontrolling	ments at	Discontinued	Pro-Rata Consol-	Full Consol-	Noncontrolling	ments at	Discontinued	Pro-Rata Consol-
	idation	Interest	Pro-Rata	Operations	idation	idation	Interest	Pro-Rata	Operations	idation
	(GAAP)				(Non-GAAP)	(GAAP)				(Non-GAAP)

Revenues from real estate operations	$281,719	$13,167	$87,539	$-	$356,091	$311,541	$12,419	$90,875	$2,301	$392,298
Exclude straight-line rent adjustment (1)	(4,280)	-	-	-	(4,280)	(4,399)	-	-	(12)	(4,411)

Adjusted revenues	277,439	13,167	87,539	-	351,811	307,142	12,419	90,875	2,289	387,887

Add interest and other income	6,817	899	750	-	6,668	6,808	140	473	-	7,141
Add equity in earnings (loss), including impairment of unconsolidated entities	(17,124)	(6,444)	10,953	-	273	(15,866)	18	15,952	-	68
Exclude gain on disposition of unconsolidated entities	(48)	-	48	-	-	-	-	-	-	-
Exclude impairment of unconsolidated real estate	12,899	-	(12,899)	-	-	9,560	-	(9,560)	-	-
Exclude depreciation and amortization of unconsolidated entities (see below)	11,852	-	(11,852)	-	-	10,928	-	(10,928)	-	-

Adjusted total income	291,835	7,622	74,539	-	358,752	318,572	12,577	86,812	2,289	395,096

Operating expenses	160,980	6,405	53,636	-	208,211	194,823	5,645	63,078	344	252,600
Add back non-Real Estate depreciation and amortization (b)	1,568	-	878	-	2,446	3,452	-	7,158	-	10,610
Add back amortization of mortgage procurement costs for non-Real Estate Groups (d)	-	-	69	-	69	-	-	120	-	120
Exclude straight-line rent adjustment (2)	(1,242)	-	-	-	(1,242)	(1,636)	-	-	-	(1,636)
Exclude preference payment	(585)	-	-	-	(585)	(585)	-	-	-	(585)

Adjusted operating expenses	160,721	6,405	54,583	-	208,899	196,054	5,645	70,356	344	261,109

Net Operating Income	131,114	1,217	19,956	-	149,853	122,518	6,932	16,456	1,945	133,987

Interest expense	(82,974)	(5,139)	(19,956)	-	(97,791)	(91,035)	(3,432)	(16,280)	(995)	(104,878)

Gain (loss) on early extinguishment of debt	6,297	-	-	-	6,297	-	-	(176)	-	(176)

Equity in earnings (loss), including impairment of unconsolidated entities	17,124	6,444	(10,953)	-	(273)	15,866	(18)	(15,952)	-	(68)

Gain on disposition of unconsolidated entities	48	-	-	-	48	-	-	-	-	-

Impairment of unconsolidated real estate	(12,899)	-	-	-	(12,899)	(9,560)	-	-	-	(9,560)

Depreciation and amortization of unconsolidated entities (see above)	(11,852)	-	11,852	-	-	(10,928)	-	10,928	-	-

Net gain on disposition of rental properties	866	-	-	-	866	-	-	-	4,548	4,548

Impairment of consolidated real estate	-	-	-	-	-	(1,124)	-	-	-	(1,124)

Depreciation and amortization - Real Estate Groups (a)	(60,377)	(1,791)	(11,368)	-	(69,954)	(62,482)	(1,407)	(10,422)	(631)	(72,128)

Amortization of mortgage procurement costs - Real Estate Groups (c)	(2,667)	(89)	(484)	-	(3,062)	(3,652)	(160)	(506)	(24)	(4,022)

Straight-line rent adjustment (1) + (2)	3,038	-	-	-	3,038	2,763	-	-	12	2,775

Preference payment	(585)	-	-	-	(585)	(585)	-	-	-	(585)

Earnings (loss) before income taxes	(12,867)	642	(10,953)	-	(24,462)	(38,219)	1,915	(15,952)	4,855	(51,231)

Income tax provision	8,627	-	-	-	8,627	22,366	-	-	(1,882)	20,484
Equity in earnings (loss), including impairment of unconsolidated entities	(17,124)	(6,444)	10,953	-	273	(15,866)	18	15,952	-	68

Earnings (loss) from continuing operations	(21,364)	(5,802)	-	-	(15,562)	(31,719)	1,933	-	2,973	(30,679)

Discontinued operations, net of tax	-	-	-	-	-	2,973	-	-	(2,973)	-

Net earnings (loss)	(21,364)	(5,802)	-	-	(15,562)	(28,746)	1,933	-	-	(30,679)
Net loss (earnings) attributable to noncontrolling interest	5,802	5,802	-	-	-	(1,933)	(1,933)	-	-	-

Net loss attributable to Forest City Enterprises, Inc.	$(15,562)	$-	$-	$-	$(15,562)	$(30,679)	$-	$-	$-	$(30,679)

(a) Depreciation and amortization - Real Estate Groups	$60,377	$1,791	$11,368	$-	$69,954	$62,482	$1,407	$10,422	$631	$72,128
(b) Depreciation and amortization - Non-Real Estate	1,568	-	878	-	2,446	3,452	-	7,158	-	10,610

Total depreciation and amortization	$61,945	$1,791	$12,246	$-	$72,400	$65,934	$1,407	$17,580	$631	$82,738

(c) Amortization of mortgage procurement costs - Real Estate Groups	$2,667	$89	$484	$-	$3,062	$3,652	$160	$506	$24	$4,022
(d) Amortization of mortgage procurement costs - Non-Real Estate	-	-	69	-	69	-	-	120	-	120

Total amortization of mortgage procurement costs	$2,667	$89	$553	$-	$3,131	$3,652	$160	$626	$24	$4,142

Forest City Enterprises, Inc. and Subsidiaries
Supplemental Operating Information

	Net Operating Income (dollars in thousands)
	Three Months Ended April 30, 2010					Three Months Ended April 30, 2009					% Change

			Plus					Plus
		Less	Unconsolidated	Plus	Pro-Rata	Full	Less	Unconsolidated	Plus	Pro-Rata	Full	Pro-Rata
	Full Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation	Consolidation	Noncontrolling	Investments at	Discontinued	Consolidation	Consolidation	Consolidation
	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)	(GAAP)	Interest	Pro-Rata	Operations	(Non-GAAP)	(GAAP)	(Non-GAAP)

Commercial Group
Retail

Comparable	$60,862	$2,924	$5,370	$-	$63,308	$61,769	$2,977	$5,455	$-	$64,247	(1.5%)	(1.5%)

Total	64,546	2,924	5,583	-	67,205	63,386	2,474	5,509	481	66,902

Office Buildings

Comparable	57,976	2,599	4,777	-	60,154	57,940	2,595	4,341	-	59,686	0.1%	0.8%

Total	63,287	3,859	4,074	-	63,502	63,546	2,649	2,011	-	62,908

Hotels

Comparable	1,437	-	368	-	1,805	808	-	375	-	1,183	77.8%	52.6%

Total	1,437	-	368	-	1,805	808	-	375	-	1,183

Earnings from Commercial
Land Sales	275	-	-	-	275	2,736	591	-	-	2,145

Other (1)	(5,693)	372	1,233	-	(4,832)	(7,999)	278	(169)	-	(8,446)

Total Commercial Group

Comparable	120,275	5,523	10,515	-	125,267	120,517	5,572	10,171	-	125,116	(0.2%)	0.1%

Total	123,852	7,155	11,258	-	127,955	122,477	5,992	7,726	481	124,692

Residential Group
Apartments

Comparable	24,048	417	6,736	-	30,367	24,289	777	6,035	-	29,547	(1.0%)	2.8%

Total	25,541	168	7,448	-	32,821	29,177	1,061	7,406	1,464	36,986

Military Housing

Comparable (2)	-	-	-	-	-	-	-	-	-	-

Total	6,477	-	370	-	6,847	7,698	(100)	211	-	8,009

Other (1)	(2,327)	99	-	-	(2,426)	(10,320)	33	(1)	-	(10,354)

Total Residential Group

Comparable	24,048	417	6,736	-	30,367	24,289	777	6,035	-	29,547	(1.0%)	2.8%

Total	29,691	267	7,818	-	37,242	26,555	994	7,616	1,464	34,641

Total Rental Properties

Comparable	144,323	5,940	17,251	-	155,634	144,806	6,349	16,206	-	154,663	(0.3%)	0.6%

Total	153,543	7,422	19,076	-	165,197	149,032	6,986	15,342	1,945	159,333

Land Development Group	(653)	18	(266)	-	(937)	707	(54)	117	-	878

The Nets	(10,430)	(6,223)	1,146	-	(3,061)	(10,681)	-	997	-	(9,684)

Corporate Activities	(11,346)	-	-	-	(11,346)	(16,540)	-	-	-	(16,540)

Grand Total	$131,114	$1,217	$19,956	$-	$149,853	$122,518	$6,932	$16,456	$1,945	$133,987

(1) Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of historic and new market tax credit income. There were no write-offs of abandoned development projects for the three months ended April 30, 2010 compared to $14,393 at both full and pro-rata for the three months ended April 30, 2009.
(2) Comparable NOI for Military Housing commences once the operating projects complete initial development phase.

Development Pipeline

2010 Openings and Acquisitions (2)
April 30, 2010

								Cost at FCE
			Date		Pro-Rata	Cost at Full	Total Cost	Pro-Rata Share	Sq. ft./		Gross
		Dev (D)	Opened /	FCE Legal	FCE % (a)	Consolidation	at 100%	(Non-GAAP) (c)	No. of		Leasable
Property	Location	Acq (A)	Acquired	Ownership % (a)	(1)	(GAAP) (b)	(2)	(1) X (2)	Units		Area
						(in millions)

Retail Centers:
Village at Gulfstream Park (d)	Hallandale Beach, FL	D	Q1-10	50.0%	50.0%	$0.0	$204.6	$102.3	511,000	(e)	511,000

Office:
Waterfront Station - East 4th & West 4th Buildings	Washington, D.C.	D	Q1-10	45.0%	45.0%	$326.7	$326.7	$147.0	631,000	(f)

Total Openings and Acquisitions (g)						$326.7	$531.3	$249.3	1,142,000

See attached footnotes.

Development Pipeline

Under Construction (5)
April 30, 2010

										Cost at FCE
						Pro-Rata		Cost at Full	Total Cost	Pro-Rata Share	Sq. ft./	Gross
		Dev (D)	Anticipated	FCE Legal		FCE % (a)		Consolidation	at 100%	(Non-GAAP) (c)	No. of	Leasable		Lease
Property	Location	Acq (A)	Opening	Ownership % (a)		(1)		(GAAP) (b)	(2)	(1) X (2)	Units	Area		Commitment %
								(in millions)
Retail Centers:
East River Plaza (d) (h)	Manhattan, NY	D	Q2-10	35.0%		50.0%		$0.0	$398.1	$199.1	527,000	527,000		93%
Ridge Hill (i)	Yonkers, NY	D	2011/2012	70.0%		100.0%		798.7	798.7	798.7	1,336,000	1,336,000	(m)	31%

								$798.7	$1,196.8	$997.8	1,863,000	1,863,000

Residential:
Presidio Landmark	San Francisco, CA	D	Q3-10	100.0%		100.0%		$110.9	$110.9	$110.9	161
Beekman (i)	Manhattan, NY	D	Q1-11/12	49.0%		70.0%		875.7	875.7	613.0	904

								$986.6	$986.6	$723.9	1,065

Arena:
Barclays Center (j)	Brooklyn, NY	D	2012	23.3%		23.3%		$911.1	$911.1	$212.3	670,000	18,000 seats	(n)

Total Under Construction (k)								$2,696.4	$3,094.5	$1,934.0

Residential Phased-In Units (d) (i):										Under Const. / Total

Stratford Crossing (l)	Wadsworth, OH	D	2007-10	50.0%		50.0%		$0.0	$25.3	$12.7	96/348

Fee Development:											Sq.ft.

Las Vegas City Hall	Las Vegas, NV	D	Q1-12	-	(o)	-	(o)	$0.0	$146.2	$0.0	270,000

See attached footnotes.
Military Housing - see footnote (p)

Development Pipeline

April 30, 2010
Equity Requirements for Projects Under Construction (1)

		Less			Plus
		Unconsolidated	Full	Less	Unconsolidated	Pro-Rata
		Investments	Consolidation	Noncontrolling	Investments	Consolidation
	100%	at 100%	(GAAP) (b)	Interest	at Pro-Rata	(Non-GAAP) (c)

	(dollars in millions)

Total Cost Under Construction	$3,094.5	$398.1	$2,696.4	$961.5	$199.1	$1,934.0
Total Loan Draws and Other Sources at Completion (2)	1,999.6	285.0	1,714.6	491.6	142.5	1,365.5

Net Equity at Completion	$1,094.9	$113.1	$981.8	$469.9	$56.6	$568.5

Net Costs Incurred to Date	$1,556.2	$354.6	$1,201.6	$186.1	$177.3	$1,192.8
Loan Draws and Other Sources to Date	516.7	228.9	287.8	$(276.9)	114.4	679.1

Net Equity to Date	$1,039.5	$125.7	$913.8	$463.0	$62.9	$513.7

% of Total Equity	95%		93%			90%

Remaining Costs	$1,538.3	$43.5	$1,494.8	$775.4	$21.8	$741.2
Remaining Loan Draws and Other Sources (3)	1,482.9	56.1	1,426.8	768.5	28.1	686.4

Remaining Equity	$55.4	$(12.6)	$68.0	$6.9	$(6.3)	$54.8

% of Total Equity	5%		7%			10%

(1)	This schedule includes only the five properties listed on page 26 of the Supplemental Package. This does not include costs associated with phased-in units, operating property renovations and military housing.

(2)	“Other Sources” includes estimates of third party subsidies and tax credit proceeds. The timing and the amounts may differ from our estimates.

(3)	One of the loan commitments require specific leasing hurdles to be achieved prior to drawing the final amount of the loan. The Company estimates that approximately $45.0 million at 100% and at full consolidation, and $31.5 million at pro-rata consolidation of loan commitments are at risk should these leasing hurdles not be achieved.
Land Held for Development or Sale

	Gross	Saleable	Option
Location	Acres (4)	Acres (5)	Acres (6)

Mesa del Sol - Albuquerque, NM	3,023	2,336	5,731
Florida	1,654	1,413	-
Carolinas	1,322	872	788
Ohio	1,105	699	470
Texas	1,023	765	-
Arizona	964	546	-
Stapleton - Denver, CO	245	164	1,474
Central Station - Chicago, IL	30	30	-
Other	1,159	905	-

Total	10,525	7,730	8,463

(4)	Represent all acres owned including those used for roadways, open spaces and parks.

(5)	Saleable acres represent the total of all acres owned and available for sales. The Land Development Group may choose to further develop some of the acres into completed sublots prior to sale.

(6)	Option acres are those acres that the Land Development Group has a formal option to acquire. Typically these options are in the form of purchase agreements with contingencies for the satisfaction of due diligence reviews.

Development Pipeline

April 30, 2010 FOOTNOTES

(a)	As is customary within the real estate industry, the Company invests in certain real estate projects through joint ventures. For some of these projects, the Company provides funding at percentages that differ from the Company’s legal ownership.

(b)	Amounts are presented on the full consolidation method of accounting, a GAAP measure. Under full consolidation, costs are reported as consolidated at 100 percent if we are deemed to have control or to be the primary beneficiary of our investments in the variable interest entity (“VIE”).

(c)	Cost at pro-rata share represents Forest City’s share of cost, based on the Company’s pro-rata ownership of each property (a non-GAAP measure). Under the pro-rata consolidation method of accounting the Company determines its pro-rata share by multiplying its pro-rata ownership by the total cost of the applicable property.

(d)	Reported under the equity method of accounting. This method represents a GAAP measure for investments in which the Company is not deemed to have control or to be the primary beneficiary of our investments in a VIE.

(e)	Includes 89,000 square feet of office space.

(f)	Includes 85,000 square feet of retail space.

(g)	The difference between the full consolidation cost amount (GAAP) of $326.7 million to the Company’s pro-rata share (a non-GAAP measure) of $249.3 million consists of a reduction to full consolidation for noncontrolling interest of $179.7 million of cost and the addition of its share of cost for unconsolidated investments of $102.3 million.

(h)	Phased opening includes the total cost and square footage of the center, including Costco which opened in the fourth quarter of 2009 and Best Buy which opened in the firt quarter of 2010.

The cost of the property also includes construction of the 1,248-space parking garage and structural upgrades to accommodate a possible future residential project above the retail center.

(i)	Phased-in openings. Costs are representative of the total project.

(j)	The strategic partnership with entities controlled by Mikhail Prokhorov closed on May 12, 2010. As a result, the Company’s legal and pro-rata ownership will increase to approximately 27%.

(k)	The difference between the full consolidation cost amount (GAAP) of $2,696.4 million to the Company’s pro-rata share (a non-GAAP measure) of $1,934.0 million consists of a reduction to full consolidation for noncontrolling interest of $961.5 million of cost and the addition of its share of cost for unconsolidated investments of $199.1 million.

(l)	The difference between the full consolidation cost amount (GAAP) of $0.0 million to the Company’s pro-rata share (a non-GAAP measure) of $12.7 million consists of the Company’s share of cost for unconsolidated investments of $12.7 million.

(m)	Includes 162,000 square feet of office space.

(n)	The Nets, a member of the NBA, has a 37 year license agreement to use the arena.

(o)	This is a fee development project, owned by the City of Las Vegas. Therefore, these costs are not included on the full consolidation or pro-rata balance sheet.

(p)	Below is a summary of our equity method investments for Military Housing Development projects. The Company provides development, construction, and management services for these projects and receives agreed upon fees for these services. The following phases still have a percentage of units under construction:

		Anticipated	FCE	Cost at Full	Total Cost
Property	Location	Opening	Pro-Rata %	Consolidation	at 100%	No. of Units

				(in millions)

Military Housing - (7)
Navy Midwest	Chicago, IL	2006-2010	*	$0.0	$248.8	1,658
Pacific Northwest Communities	Seattle, WA	2007-2010	*	0.0	280.5	2,986
Midwest Millington	Memphis, TN	2008-2010	*	0.0	37.0	318
Marines, Hawaii Increment II	Honolulu, HI	2007-2011	*	0.0	293.3	1,175
Navy, Hawaii Increment III	Honolulu, HI	2007-2011	*	0.0	535.1	2,520
Air Force Academy	Colorado Springs, CO	2007-2013	50.0%	0.0	69.5	427
Hawaii Phase IV	Kaneohe, HI	2007-2014	*	0.0	364.0	917

Total Military Housing				$0.0	$1,828.2	10,001

*	The Company’s share of residual cash flow ranges from 0-20% during the life cycle of the project.